Exhibit 99

Farmers & Merchants Bancorp Reports
Record 2008 Earnings

Kent A. Steinwert, President and Chief Executive Officer of Farmers & Merchants Bancorp, announced that the Company earned record net income of $22.8 million for the year-ending December 31, 2008.  Earnings per share were $28.68, up 2.3% over the prior year.  Return on average assets was 1.44% and return on average equity was 15.23%.  In addition, loans outstanding grew 3.2%, total core deposits, excluding public time deposits, increased 9.5%, and total assets at year-end were $1.7 million, up 10.9% over year-end 2007.

The results represent the 11th consecutive year that Farmers & Merchants Bancorp’s net income increased over the same period the prior year.

Steinwert stated, “Our financial results in 2008, represent another record year and reflect both the strength of the F&M Bank franchise and strong management of our well diversified business mix.  Despite the pressures that the entire banking industry operated under during 2008, the key to Farmers & Merchants Bancorp’s success has been our ability to maintain asset quality, as evidenced by non-performing assets representing only 0.4% of loans outstanding as of December 31, 2008.  While the banking industry faced rising credit costs and increased market asset valuation risk, Farmers & Merchants Bancorp’s performance compared very favorably to peer banks.  In addition to our ability to maintain asset quality, core deposit growth of 9.5% also contributed to the Company’s success in 2008.  Nationally recognized bank rating firms, including BauerFinancial, VERIBANC®, Findley Reports and Bankrate.com, continue to give Farmers & Merchants Bancorp the highest possible rating for safety and soundness.”

Steinwert continued, “Our Total Risk Based Capital Ratio at December 31, 2008 was a strong 12.59%.  Importantly, given our continuing strong financial results we chose not to participate in the Federal Government’s “TARP” Capital Program.

We are particularly proud that in the face of the toughest economic conditions in decades, we were able to generate record 2008 earnings while at the same time strengthening our balance sheet by:  (1) increasing the Company’s allowance for loan losses to over $20.0 million or 1.7% of total loans, (2) establishing a reserve for OREO valuation adjustments of $2.1 million, and (3) increasing our Total Risk Based Capital Ratio to 12.59%.  Although the continuing weakness in the economy will be a challenge for most banks in the coming year, we remain financially well positioned and will continue to actively monitor asset quality, particularly loans outstanding, in an ongoing effort to identify and mitigate increasing risks as this economic downturn evolves.”

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Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank.  Founded in 1916, the institution is a full service, locally owned and operated, community bank which proudly serves California’s Great Central Valley through 24 convenient locations from Sacramento to Merced.

FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.